                                                                      Exhibit 99

          Press Release Issued by Borden Chemicals and Plastics Limited
                          Partnership on April 3, 2001
          -------------------------------------------------------------

Note to Editors: Borden Chemicals and Plastics Operating Limited Partnership
(BCP) is a separate and distinct entity from Borden, Inc., and its subsidiary, Borden Chemical, Inc. Please refer to Borden Chemicals and Plastics Operating Limited Partnership as "BCP" or "Borden Chemicals and Plastics," not as "Borden" or "Borden Chemicals."

                                                       Contact:
                                                       John Kompa (614) 224-4600
                                                       Edward Howard & Co.

           BORDEN CHEMICALS AND PLASTICS OPERATING LIMITED PARTNERSHIP
          (BCP) AND BCP FINANCE CORPORATION FILE CHAPTER 11 PETITIONS
                 BCP continues to explore strategic alternatives

GEISMAR, La. - April 3, 2001 - Borden Chemicals and Plastics Operating Limited Partnership (BCP) and its subsidiary, BCP Finance Corporation, today filed voluntary petitions for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, according to an announcement by BCP Management, Inc. (BCPM), the general partner of BCP.

BCPM and Borden Chemicals and Plastics Limited Partnership (BCPLP) (NYSE: BCU), the limited partner of BCP, were not included in the filings. (Two other separate and distinct entities, Borden, Inc., and its subsidiary, Borden Chemical, Inc., are not related to the filings.)

BCP, a producer of polyvinyl chloride (PVC) resins, elected to seek bankruptcy court protection to develop and implement a financial reorganization because, despite management's continuing efforts to reduce BCP's exposure to natural gas, depressed resin prices and demand converged with sharply increased energy costs in the first quarter to create a critical debt and liquidity situation. BCP believes that it will continue operating normally during the anticipated reorganization process.

                                    --more--

2-2-2

"BCP, with an estimated 9% of the North American PVC market, remains a focused PVC player in an industry that, we believe, will recover and have long-term growth prospects," said Mark J. Schneider, president and chief executive officer, BCPM.

Schneider added, "We previously announced that we would be exploring strategic alternatives, including a potential merger, joint venture or asset sales. We will continue to explore those alternatives in an orderly way during our Chapter 11 reorganization. Unfortunately, at the present time it appears unlikely that holders of BCPLP's publicly traded units would receive any distribution in connection with such a transaction or that the units would have any value following resolution of the Chapter 11 process."

In January 2001, the New York Stock Exchange notified BCPLP that the units did not meet the continued listing standard of a minimum share price of $1.00 over a 30 trading-day period. In light of the Chapter 11 filings and the likelihood that the units would have no value following resolution of the Chapter 11 process, there is a substantial likelihood that the units will be delisted.

BCP also announced today that it is seeking immediate bankruptcy court approval of a $100 million debtor-in-possession (DIP) credit facility, which will provide up to approximately $20 million of new availability, to be provided by a group of lenders led by Fleet Capital Corporation. Subject to certain terms and conditions, BCP anticipates that the DIP financing would be used for employee salaries and certain benefits, materials and services from vendors, ongoing operations and other working-capital needs.

"During the reorganization period, BCP intends to maintain its current operations and will strive to continue to satisfy customers," Schneider said. "We intend to fulfill our commitment to our employees, taking the steps necessary to ensure that they continue receiving their compensation as usual while we operate under court protection."

                                    --more--

3-3-3

Schneider said BCP had recently taken a number of steps, beginning last year, in an effort to help offset a depressed PVC market and generally worsened economic conditions. These included:

   . Reducing BCP's overall exposure to foreign competition and domestic raw materials, such as natural gas, by exiting non-PVC operations through the sale of formaldehyde assets in July, 2000 and the shut down of the methanol and nitrogen products operations as of January 1, 2001.

   . Finalizing a company-wide internal restructuring to become streamlined and focused on PVC, with projected annualized savings of approximately $5 million.

   . Targeting discretionary general and administrative spending for reduction by several million dollars; with some of these targeted reductions beginning to be implemented.

Schneider added, "While we had hoped for a modest improvement in resin demand and prices, the extent of the recovery has been slower than we anticipated and remains highly dependent on general economic conditions, which continue to be poor. The outlook for natural gas prices continues to be volatile and strongly influences BCP's energy and raw material costs, even after the reduction of gas consumption to the level required to supply only basic energy needs of the facilities. Like other PVC producers, BCP has been hampered by dramatic increases in natural gas prices that climbed steadily through January 2001, and have only moderated slightly since then."

BCP produces PVC resins at its facilities in Geismar, La., also the site of its headquarters. BCP has additional PVC operations in Addis, La., and Illiopolis, Ill.

                                     # # #

This press release includes forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Our use of the words "outlook," "intends," "believes," "anticipates," "estimate" and similar words are intended to identify these statements as forward-looking. These forward-looking statements represent our current judgment on what the future holds and are based

                                    --more--

4-4-4

on a number of assumptions and forecasts. Our actual results may be materially different from those expressed or implied by such statements. While BCPM believes them to be reasonable, a number of important factors could cause actual results to differ materially from those projected. These factors include relatively small changes in PVC resin prices or demand; changes in domestic capacity; changes in raw material and natural gas costs; increased operating costs; loss of business from major customers; availability of post petition financing; negative market and credit impact from the Chapter 11 filing; unanticipated expenses; substantial changes in financial markets; labor unrest; foreign competition; major equipment failure; unanticipated results in pending legal proceedings; and other factors.